June 25, 2008

Fonix Corporation
387 South 520 West, Suite 110
Lindon, Utah 84042

Re:           Registration Statement on Form S-8 relating to Employee Stock Grants,
    Consultant Compensation Contracts, and Shares to Counsel

Dear Sirs:

We have acted as counsel for Fonix Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 3,834,770,379 shares of the Company’s Class A Common Stock, par value $.0001 per share (the “Shares”), to be awarded to consultants or advisers of the Company pursuant to written consulting agreements or resolutions of the board of directors of the Company.

In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement, when issued pursuant to the terms of the consulting agreements or resolutions of the Company, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Durham Jones & Pinegar, P.C.
DURHAM JONES & PINEGAR, P.C.

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